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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Abatemarco,          Michael              J.
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   (Last)               (First)              (Middle)

             c/o DualStar Technologies Corp.
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                        (Street)

 11-30 47th Avenue
  Long Island City,     New York             11101
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   10/10/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

   DualStar Technologies Corporation (DSTR)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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Dualstar Technologies            278,400                   I                   Co-trustee of 2 separate trusts,
Corporation, Common                                                                          owning 139,200 shares each
Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).

                                                                (over)
                                                                SEC 1473 (7-96)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          of            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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Explanation of Responses:                                                            /s/ MICHAEL J. ABATEMARCO            10-15-97
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                                                                                     ** Signature of Reporting Person       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                              (SEC) 1473 (7-96)